Exhibit 99.1
FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT
     This Fifth Amendment to Employment Agreement (“Fifth Amendment”) effective as of March 19, 2008, by and between Premier Exhibitions, Inc., a corporation organized under the laws of the State of Florida and having a place of business at 3340 Peachtree Road NE, Suite 2250, Atlanta, Georgia 30326 (“Premier”) and Arnie Geller (“Executive”).
     WHEREAS, PREMIER and Executive are parties to an Employment Agreement dated February 4, 2002 and to four amendments thereto (the “Employment Agreement”); and
     WHEREAS, PREMIER and Executive desire to modify certain provisions of the Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Fifth Amendment, and for other good and valuable consideration, the parties hereto agree to modify the Employment Agreement as follows:
1.	Section 2(a) of the Employment Agreement is deleted and restated as follows: “The Executive shall serve as the Chairman of the Board of Directors of the Company and shall be entitled to preside over all regularly scheduled meetings of the Board of Directors and shall have other such duties as may be assigned to him by the full board which duties are consistent with his position as Chairman of the Board of Directors.”

2.	Section 2(c) of the Agreement is deleted in its entirety.

3.	This Fifth Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same document. A signature transmitted by facsimile or electronic mail shall be deemed to be an original signature for all purposes.

4.	All other provisions and conditions in the Employment Agreement and the amendments to the Employment Agreement not revised or modified by this Fifth Amendment remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Fifth Amendment and affixed their hand and seal hereto.

PREMIER EXHIBITIONS, INC.	EXECUTIVE

By:	By:

Brian Wainger, Corporate Secretary	Arnie Geller

Date:	Date: